UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

Date of Report (Date of earliest event reported)  November 23, 1999
                                                 -----------------

                             CAVALRY BANCORP, INC.
                       --------------------------------
            (exact name of registrant as specified in its charter)

      Tennessee                    0-23605                   62-1721072
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  (State or other                (Commission              (I.R.S. Employer
   jurisdiction                  File Number)             Identification No.)
  of incorporation)


  114 West College Street, Murfreesboro, Tennessee            37130
  ------------------------------------------------      -----------------
      (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including are code       (615) 893-1234
                                                   -----------------------

                            Not Applicable
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       (Former name or former address, if changed since last report)

Item 5.  Other Events

Cavalry Bancorp, Inc. announced on November 23, 1999 that its Board of Directors has declared a special cash distribution in the amount of $7.50 per share, payable on December 23, 1999, to stockholders of record as of the closed of business on December 10, 1999. Because of the magnitude of the cash distribution in relation to the Company's share price, rules of the NASDAQ Stock Market require that the stock trade ex-dividend on the day after payment, which will be December 27, 1999. Shareholders who sell their shares before the ex-dividend date will transfer the right to receive the cash distribution to the buyers of the shares. On the ex-dividend date, the price of the Company's shares is expected to decrease by the amount of the distribution.

The press release concerning the announcement of this event is Incorporated herein by reference and is included as Exhibit 99(a) to this Form 8-K.

Item 7. Exhibits
        99. Exhibits
             (a) Press Release of the Company Dated November 23, 1999.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                              CAVALRY BANCORP, INC.


Date: November 23, 1999                   By:  /s/Ronald F. Knight
                                               -----------------------------
                                               Ronald F. Knight
                                               President and Chief Executive
                                               Officer


Date: November 23, 1999                   By:  /s/Hillard C. Gardner
                                               --------------------------
                                               Hillard C. Gardner
                                               Senior Vice President and
                                               Chief Financial Officer


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
EXHIBIT 99(a)       Press Release
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***FOR IMMEDIATE RELEASE***

Contact:

William S. Jones
Senior Vice President
And Chief Administrative Officer

CAVALRY BANCORP, INC. ANNOUNCES
SPECIAL CASH DISTRIBUTION

Murfreesboro, Tennessee -- November 23, 1999 -- Cavalry Bancorp, Inc. (the "Company") (NASDAQ/NMS: CAVB) announced today that its Board of Directors has declared a special cash distribution in the amount of $7.50 per share, payable on December 23, 1999 to stockholders of record as of the close of business on December 10, 1999. The Company expects that the majority of the distribution will be a non-taxable return of capital for federal income tax purposes, although the exact amount considered non-taxable cannot be confirmed until the Company determines its operating results for the tax year ending December 31, 1999. The amount of the special cash distribution that would be treated as a return of capital will be treated as a reduction in the cost basis of each share and will not be subject to Federal income tax as a dividend to shareholders. For Tennessee residents the distribution is expected to be considered a dividend subject to Tennessee's tax on dividends and interest income.

Because of the magnitude of the cash distribution in relation to the Company's share price, rules of the NASDAQ Stock Market require that the stock trade ex-dividend on the day after payment, which will be December 27, 1999. Shareholders who sell their shares before the ex-dividend date will transfer the right to receive the cash distribution to the buyers of the shares. On the ex-dividend date, the price of the Company's shares is expected to decrease by the amount of the distribution.

Ed C. Loughry Jr., the Company's Chairman and Chief Executive Officer, stated that "the Board of Directors is committed to providing appropriate returns to shareholders. We believe that this distribution of excess capital will enhance the value of our shareholders' investment, while allowing us to maintain a strong capital position."

The Company's Employee Stock Ownership Plan ("ESOP"), a qualified retirement benefit plan covering all full-time employees, holds approximately 561,216 shares of Company stock. The trustees of the ESOP expect to purchase additional shares in open market transactions beginning December 28, 1999 with the $4.2 million it will receive from the distribution.

The Company expects that it will be required to record a charge to compensation expense related to payment of the distribution on shares of stock in its restricted stock plan. The amount of the charge is estimated to be approximately $1.4 million (after the related income tax benefits). As a result of this one-time earning charge in the fourth quarter ending December 31, 1999, the on-going expense related to this plan would represent a decrease in future periods.

Cavalry Bancorp, Inc., is the holding company for Cavalry Banking, which operates nine full-service offices in Rutherford and Bedford Counties of Tennessee.





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